Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 12, 2025, which includes an explanatory paragraph relating to Tailwind 2.0 Acquisition Corp.’s ability to continue as a going concern relating to the financial statements of Tailwind 2.0 Acquisition Corp. as of June 30, 2025 and for the period from May 29, 2025 (inception) through June 30, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 12, 2025